UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	December 7, 2015

GULFMARK OFFSHORE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33607	76-0526032
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

842 W. Sam Houston Parkway North, Suite 400 Houston, Texas 77024
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:	(713) 963-9522

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2015, the Board of Directors (“Board”) of GulfMark Offshore, Inc. (the “Company”) increased the number of directors constituting the entire Board from eight directors to nine and, upon the recommendation of the Governance and Nominating Committee of the Board, appointed William C. Martin to the Board. The Board determined that Mr. Martin is an independent director under New York Stock Exchange listing standards. Mr. Martin has not been appointed to any committees of the Board.

Mr. Martin is the Chairman, Chief Investment Officer and Managing Member of Raging Capital Management, LLC (“Raging Capital”), a private investment partnership based near Princeton, New Jersey that was founded in 2006. Based on a Schedule 13D filed on November 23, 2015, Raging Capital is the Investment Manager for two related funds that collectively own 5,113,155 shares (or approximately 19.9%) of the Company’s Class A Common Stock, which shares Mr. Martin may also be deemed to beneficially own, and Raging Capital is the Company’s largest stockholder; an affiliate of Raging Capital also owns $79,114,000 principal amount of the Company’s 6.375% Senior Notes due 2022.

Mr. Martin will receive prorated compensation for his service on the Board in accordance with the Company’s standard compensatory arrangements for non-employee directors, including a quarterly cash retainer of $11,250, and as otherwise described under the caption “Director Compensation” in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders, which description is incorporated herein by reference, other than meeting fees and except as modified herein. In addition to his director fees, Mr. Martin is eligible to receive equity awards under the Company’s 2011 Non-Employee Director Share Incentive Plan. No such awards have been granted to Mr. Martin at this time.

A copy of the Company’s press release announcing Mr. Martin’s appointment is included as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits

(d)     Exhibits.

Exhibit number	Description

99.1	Press Release dated December 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFMARK OFFSHORE, INC.

By:	/s/ William C. Long
William C. Long
Senior Vice President, General Counsel and Secretary

Date: December 11, 2015

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